Exhibit 99.2

N E W S R E L E A S E
FOR IMMEDIATE RELEASE
February 9, 2021

CHESAPEAKE ENERGY CORPORATION SUCCESSFULLY EMERGES
FROM FINANCIAL RESTRUCTURING

OKLAHOMA CITY, February 9, 2021 – Chesapeake Energy Corporation (NASDAQ: CHK) announced today that it has successfully concluded its restructuring process and emerged from Chapter 11, satisfying all conditions precedent under its Plan of Reorganization (the “Plan”). Highlights of the reorganized Chesapeake include:

•Anticipated cumulative free cash flow of more than $2 billion over the next five years, providing stability and optionality to return cash to shareholders
•Targeting long-term net debt to EBITDAX ratio of less than 1.0 times
•Issued $1 billion senior unsecured notes at a weighted average coupon of less than 5.7%
•Disciplined capital reinvestment strategy of 60% to 70% of cash flow; 2021 activity focused on world-class natural gas assets
•The permanent elimination of over $1 billion in annual cash costs from 2019 levels with opportunities for additional reductions; top-quartile operating performance metrics vs. peer group
•Commitment to achieving net-zero GHG direct emissions by 2035, eliminating routine flaring on all wells completed on a go-forward basis, and meaningfully reducing methane and GHG intensity by 2025
•New Board of Directors nominated by long-term value-focused equity holders; newly formed ESG Committee dedicated to ESG oversight and excellence

Doug Lawler, Chesapeake's President and Chief Executive Officer, commented, “Today marks a new day for Chesapeake. We have fundamentally reset our business, and with an improved capital and cost structure, disciplined approach to capital reinvestment, diverse asset base and talented employees, we are poised to deliver sustainable free cash flow for years to come. Additionally, our unwavering resolve to leading a responsible energy future has never been greater, and our pledge to achieve net zero GHG direct emissions by 2035, eliminate routine flaring on new completions immediately, and significantly reduce our methane and GHG emission intensity by 2025, place Chesapeake on a path toward setting a new standard of environmental excellence in our industry.”

Michael Wichterich, Chairman of Chesapeake’s Board of Directors, commented “The new Board of Directors and I look forward to working with Doug and the entire Chesapeake team to build an enduring enterprise which creates sustainable value for our stakeholders by efficiently producing low-cost energy under the strictest environmental, social, and governance standards.”

INVESTOR CONTACT:	MEDIA CONTACT:	CHESAPEAKE ENERGY CORPORATION
Brad Sylvester, CFA (405) 935-8870 ir@chk.com	Gordon Pennoyer (405) 935-8878 media@chk.com	6100 North Western Avenue P.O. Box 18496 Oklahoma City, OK 73154

Lawler added, “As we look ahead, maintaining the strength of our balance sheet, our cost leadership position, and our steadfast commitment to delivering consistent returns, while lowering our emissions profile will be paramount to our success.”

New Common Equity

Under the court-approved Plan, approximately $7.8 billion of debt has been equitized, and the company’s preferred and common equity interests have been cancelled as of February 9, 2021.

The company’s new common shares will be listed on the NASDAQ Exchange under the ticker symbol “CHK,” and are expected to commence trading on February 10, 2021. At emergence, Chesapeake will have approximately 100 million new common shares issued and outstanding, with additional shares to be issued upon exercise three tranches of warrants, each with exercise provisions. The new warrants will also be listed on the NASDAQ Exchange under the ticker symbols "CHKEW" for the Series A warrants, "CHKEZ" for the Series B warrants and "CHKEL" for the Series C warrants.

Debt and Liquidity Update

As of February 9, 2021, Chesapeake’s principal amount of debt outstanding was approximately $1,271 million, compared to $9,095 million as of June 30, 2020.

Debt	Balance at June 30, 2020 ($mm)	Balance at February 9, 2021 ($mm)
Senior Secured Debt	$3,429	$271
Total Secured Debt	$5,759	$271
Total Unsecured Debt	$3,336	$1,000
Total Funded Debt	$9,095	$1,271

Preferred Equity	Balance at June 30, 2020 ($mm)	Balance at February 8, 2021 ($mm)
5.75% Cumulative Non-Voting Convertible Preferred Stock (Series A)	$423	--
5.75% Cumulative Non-Voting Convertible Preferred Stock	$771	--
4.50% Cumulative Convertible Preferred Stock	$256	--
5.00% Cumulative Convertible Preferred Stock (Series 2005B)	$181	--

Upon emergence, the company entered into a credit facility with a $2.5 billion borrowing base, consisting of a $221 million non-revolving loan facility (maturing 2025) and a $1,750 million revolving loan facility (maturing 2024). Chesapeake had approximately $50 million borrowed on the facility at February 9, 2021, as well as $51 million reserved for undrawn letters of credit outstanding. On February 5, 2021, Chesapeake issued $1 billion of new senior unsecured notes which replaced the committed exit first lien last out term loan the company had negotiated for in connection with filing for Chapter 11.

Operations Update

Chesapeake's average daily production for the 2020 fourth quarter was approximately 435,000 barrels of oil equivalent (boe), and it projects its full year 2021 average daily production to be approximately 427,000 boe. The company’s planned capital expenditures for 2021 includes operating an average of six rigs and two stimulation crews with an estimated spend of approximately $700 million. Additional information about our strategy and 2021 outlook may be found on the company’s website at http://investors.chk.com/presentations.

New Board of Directors

In accordance with the Plan, a new Board of Directors was appointed and includes Chairman Michael Wichterich, Timothy S. Duncan, Benjamin C. Duster, IV, Sarah Emerson, Matthew M. Gallagher, Brian Steck and Doug Lawler. The Board is establishing the company’s first Environmental and Social Governance Committee dedicated to ESG oversight and excellence. Biographies for the new board members can be found on the company’s website at http://www.chk.com/about/board-of-directors.

Additional Information

Details of the restructuring, the securities issued pursuant to the Plan, and the debt and other agreements entered into as part of the Plan will be provided in a Form 8-K, which can be viewed on the company’s website or the Securities and Exchange Commission’s website at www.sec.gov. Court filings and other information related to the restructuring will continue to be available on the company’s website at www.chk.com/investors, and the full court docket for the company’s restructuring proceedings can be found at https://dm.epiq11.com/case/chesapeake/dockets.

Headquartered in Oklahoma City, Chesapeake Energy Corporation's (NASDAQ: CHK) operations are focused on discovering and responsibly developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States.

This news release and the accompanying outlook include "forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements that give our current expectations, management's outlook guidance or forecasts of future events, cost-cutting measures, reductions in expenditures, asset divestitures, reductions in capital expenditures, operational efficiencies, production and well connection forecasts, estimates of operating costs, anticipated capital and operational efficiencies, planned development drilling and expected drilling cost reductions, expected lateral lengths of wells, anticipated timing and number of wells to be placed into production, expected oil growth trajectory, anticipated timing of execution of new gathering agreement, expected savings in connection with new oil gathering and pipeline agreements, projected capital expenditures, projected cash flow and liquidity, our ability to enhance our cash flow and financial flexibility, plans and objectives for future operations, the ability of our employees, portfolio strength and operational leadership to create long-term value, and the assumptions on which such statements are based. Although we believe the expectations and forecasts reflected in the forward-looking statements are reasonable, we can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties.

Factors that could cause actual results to differ materially from expected results include those described under "Risk Factors” in Item 1A of our annual report on Form 10-K and any updates to those factors set forth in Chesapeake's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.chk.com/investors/sec-filings). These risk factors include the impact of the COVID-19 pandemic and its effect on the company’s business, financial condition, employees, contractors and vendors, and on the global demand for oil and natural gas and U.S. and world financial markets, the volatility of oil, natural gas and NGL prices; the limitations our level of indebtedness may have on our financial flexibility; our inability to access the capital markets on favorable terms; the availability of cash flows from operations and other funds to finance reserve replacement costs or satisfy our debt obligations; write-downs of our oil and natural gas asset carrying values due to low commodity prices; our ability to replace reserves and sustain production; uncertainties inherent in estimating quantities of oil, natural gas and NGL reserves and projecting future rates of production and the amount and timing of development expenditures; our ability to generate profits or achieve targeted results in drilling and well operations; leasehold terms expiring before production can be established; commodity derivative activities resulting in lower prices realized on oil, natural gas and NGL sales; the need to secure derivative liabilities and the inability of counterparties to satisfy their obligations; adverse developments or losses from pending or future litigation and regulatory proceedings, including royalty claims; charges incurred in response to market conditions; drilling and operating risks and resulting liabilities; effects of environmental protection laws and regulation on our business; legislative and regulatory initiatives further regulating hydraulic fracturing; our need to secure adequate supplies of water for our drilling operations and to dispose of or recycle the water used; impacts of potential legislative and regulatory actions addressing climate change; federal and state tax proposals affecting our industry; potential OTC derivatives regulation limiting our ability to hedge against commodity price fluctuations; competition in the oil and gas exploration and production industry; a deterioration in general economic, business or industry conditions; negative public perceptions of our industry; limited control over properties we do not operate; pipeline and gathering system capacity constraints and transportation interruptions; terrorist activities and cyber-attacks adversely impacting our operations; and an interruption in operations at our headquarters due to a catastrophic event .

In addition, disclosures concerning the estimated contribution of derivative contracts to our future results of operations are based upon market information as of a specific date. These market prices are subject to significant volatility. Our production forecasts are also dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Expected asset sales may not be completed in the time frame anticipated or at all. We caution you not to place undue reliance on our forward-looking statements, which speak only as of the date of this news release, and we undertake no obligation to update any of the information provided in this release, except as required by applicable law. In addition, this news release contains time-sensitive information that reflects management's best judgment only as of the date of this news release.